Exhibit 99.1


            Actuate Reports Third Quarter Financial Results

               Record Non-GAAP Operating Margin of 18.4%

                License Revenues Up 32% Year-over-Year



    SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--Oct. 25,
2006--Actuate Corporation (NASDAQ:ACTU), the world leader in Enterprise Reporting and Performance Management Applications that empower 100% of users to achieve breakthrough corporate performance, today announced its financial results for its fiscal third quarter ended September 30, 2006.

    Revenues for the third quarter of 2006 were $32.1 million, a 20% increase compared with the third quarter of 2005. License revenues for the third quarter of 2006 were $11.8 million, a 32% increase from the year-ago quarter. Services revenues for the third quarter of 2006 were $20.3 million, a 13% increase compared with the third quarter of 2005.

    Net income for the third quarter of 2006, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $2.7 million, or $0.04 per diluted share, compared with net income of $3.7 million or $0.06 per diluted share in the third quarter of 2005. Third quarter 2006 results included a $1.7 million charge related to FAS 123R, which requires that stock-based compensation expense be included in GAAP results.

    Non-GAAP operating margin for the third quarter of 2006 was a record 18.4% compared with a non-GAAP operating margin of 17.6% for the third quarter of 2005. Non-GAAP net income for the third quarter of 2006 was $4.6 million, or $0.07 per diluted share, compared with non-GAAP net income of $3.6 million, or $0.06 per diluted share in the third quarter of 2005.

    For the first nine months of 2006, revenues totaled $93.6 million, an increase of 21% compared with the first nine months of 2005. Non-GAAP diluted net income per share for the first nine months of 2006 totaled $0.15, an increase of $0.03 compared with the same period in 2005. Cash flow from operations for the nine months ended September 30, 2006 aggregated $9.6 million.

    Non-GAAP financial measures discussed in this release exclude the following items: a) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions; b) stock-based compensation expense; c) in-process R&D charges resulting from the company's acquisition transactions; d) legal costs related to our litigation with MicroStrategy, Inc., which has since been resolved; e) restructuring charges; f) an asset impairment charge and g) an adjustment to the income tax provision. All of these expenses are included in Actuate's GAAP results. The income tax rate used to compute the third quarter 2006 and third quarter 2005 non-GAAP net income was 30%.

    Cash, cash equivalents and short-term investments at September 30, 2006 totaled $47.5 million, an increase of $2.4 million from June 30, 2006. This amount is net of a $1.5 million cash outlay in furtherance of Actuate's ongoing open-market share repurchase program.

    "The third quarter continued Actuate's growth in total revenues, license revenues and profitability," said Pete Cittadini, Actuate's president and CEO. "Our innovations continue to extend our leadership in the Enterprise Reporting and Performance Management Applications markets."

    "Actuate shipped two major new products during the third quarter. Actuate 9, which shipped to customers at the end of September, includes the first set of value-added products based on the open source Eclipse BIRT project as well as the breakthrough SmartSheets Security option that securely produces mass customized, data-driven spreadsheets for millions of users. We also began shipping Actuate Performancesoft Track during the quarter. This product first became available at the end of July and is the first application to truly empower executives, management teams and all individuals with the control, insight and collaborative tools they need to manage the activities that drive organizational performance forward."

    Third Quarter Financial Highlights

    --  Grew license revenues by 32% compared with Q3 2005;

    --  Grew total revenues by 20% compared with Q3 2005;

    --  Increased non-GAAP operating income by 25%;

    --  Achieved a record 18.4% non-GAAP operating margin;

    --  Generated $2.3 million in cash flow from operations;

    -- Increased deferred revenue by $9.0 million, or 33%, to $36.4 million from Q3 2005;

    -- Repurchased approximately 393,000 shares at a total cost of approximately $1.5 million.

    Third Quarter Customer Highlights

    During the third quarter, Actuate received significant new and repeat business from, among others, ABN Amro North America, Al-Sayer Group, BearingPoint, Bear Stearns, City of Cape Coral, Cholet Dupont, Countrywide Financial, Dubai Municipality, Florida Surplus Lines Service Office, IBM Australia, Lloyds TSB Financial Markets, Medco Health Solutions, Metropolitan Sewer District of Greater Cincinnati, Misys Healthcare Systems, MRO Software, Murex, New York State Department of Taxation and Finance, Nomura International, OLM Systems, S1 Corporation, Siebel Systems, Societe Generale/PAEN, Sprint Nextel, UBS AG, United States Navy, Universal Health Services of Delaware, Winona Health and XLsoft Corporation.

    Third Quarter Business Highlights

    --  Shipped GA version of Actuate 9 at the end of September;

    --  Exceeded 190,000 downloads of BIRT and Actuate BIRT during Q3
        2006;

    -- Honored Citigroup, HSBC, and Tufts Health Plan for industry-leading innovations and return on investment resulting from their use of the Actuate platform at the Actuate International Users Conference in Boston;

    -- Shipped Actuate Performancesoft Track, a breakthrough Activity Management solution that can support the monitoring and management of virtually any type of initiative, program, plan or activity;

    -- Introduced Actuate 9 e.Spreadsheet SmartSheet Security Option that continues Actuate's industry leadership in spreadsheet automation and reporting by creating the first solution to cost-effectively secure and distribute analysis-ready, customized spreadsheets which can be delivered to millions of users both inside and outside the enterprise;

    -- Signed a technology and marketing collaboration agreement to join HyperRoll's patented data aggregation technology with Actuate's complete suite of business intelligence reporting tools;

    --  Announced deployment of Performancesoft Views at Florida
        Department of Juvenile Justice (DJJ), St. Regis Paper and
        Metropolitan Sewer District of Greater Cincinnati.

    Conference Call Information

    Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, October 25, 2006 to further discuss these results. The dial-in number for the call is 973-528-0008. The conference call will be simultaneously broadcast live in the Investor Relations section of Actuate's web site at http://phx.corporate-ir.net/phoenix.zhtml?c=64401&p=irol-irhome and will be available as an archived replay at the same location until approximately November 8, 2006.

    Discussion of Non-GAAP Financial Measures

    This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, merger and acquisition charges, restructuring charges, equity plan-related compensation expenses and charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). Management does not consider these unusual expenses associated with a financial transaction to be part of core operating performance. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

    Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

    Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

    a) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions; b) stock-based compensation expense; c) in-process R&D charges resulting from the company's acquisition transactions; d) legal costs related to our litigation with MicroStrategy, Inc., which has since been resolved; e) restructuring charges; f) an asset impairment charge and g) an adjustment to the income tax provision.

    The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

    The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

    1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

    2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

    3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

    4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

    Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

    a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition;

    b) Merger and acquisition charges are in-process R&D charges which are excluded because they often vary significantly in size and amount, and are disregarded when acquisition decisions are made;

    c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

    d) Certain legal costs were incurred in the successful defense of the Company from trade secret litigation brought by a competitor, MicroStrategy, Inc. These costs are excluded because the origin of this litigation was outside the Company's control, the litigation was outside the normal course and scope of the Company's ongoing legal operations and the size and timing of the legal costs were dependent on the particular stage of litigation at any given time.

    e) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. Prior to the quarter ended September 30, 2005, the Company used a normalized effective tax rate of 37.5%. Starting in the quarter ended September 30, 2005, the company began to use a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

    f) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

    g) Asset impairment costs are excluded because they inherently vary in size and are not specifically included in the Company's annual operating plan. Furthermore, asset impairment charges do not typically require any cash outlay and the timing of such impairments is largely outside of the Company's control.

    In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

    As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    -- Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.

    -- The company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.

    -- The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.

    -- The company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 30% rate assumed in our non-GAAP presentation.

    -- Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

    Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is also available in the investor relations section of the Company's web site at www.actuate.com. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

    About Actuate Corporation

    Actuate Corporation is the world leader in Enterprise Reporting and Performance Management Applications that empower 100% of users to achieve breakthrough corporate performance. Actuate provides the most scalable, reliable, flexible and high-performing reporting capabilities for every application in the enterprise. Customers use Actuate to deliver information in context to users inside and outside the firewall as Performance Management and Customer Self-Service applications, managed spreadsheet applications and Java reporting applications.

    Actuate has over 3,500 customers globally in a range of industries including banking, insurance, manufacturing, communications, and government. Founded in 1993, Actuate has headquarters in South San Francisco, Calif., with offices worldwide. Actuate is listed on the NASDAQ exchange under the symbol ACTU. For more information on Actuate, visit the company's Web site at www.actuate.com.

    Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Enterprise Reporting Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the performancesoft, Inc. acquisition) on the company's financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate's Securities and Exchange Commission filings, specifically Actuate's 2005 Annual Report on Form 10-K filed on March 13, 2006 and Quarterly Reports on Form 10-Q filed on May 10, 2006 and August 9, 2006.

    Copyright(C) 2006 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.



                         ACTUATE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)
                                            September 30, December 31,
                                                2006         2005
                                            --------------------------

                   ASSETS
Current assets:
 Cash, cash equivalents and short-term
  investments                               $     47,497  $    54,397
 Accounts receivable, net                         28,137       26,798
 Other current assets                              4,369        2,911
                                            --------------------------
Total current assets                              80,003       84,106
Property and equipment, net                        4,612        4,716
Goodwill and other intangibles, net               37,187       22,129
Other assets                                         839          630
                                            --------------------------
                                            $    122,641  $   111,581
                                            ==========================

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                           $      1,540  $     2,101
 Current portion of restructuring
  liabilities                                      2,887        2,948
 Accrued compensation                              4,275        5,306
 Other accrued liabilities                         3,678        3,108
 Income taxes payable                                256          279
 Deferred revenue                                 34,972       31,475
                                            --------------------------
Total current liabilities                         47,608       45,217
                                            --------------------------

Long term liabilities:
 Deferred rent                                        68          198
 Deferred revenue                                  1,465          913
 Deferred tax liability                               34            -
 Restructuring liabilities                         8,494        9,885
                                            --------------------------
Total long term liabilities                       10,061       10,996
                                            --------------------------

Stockholders' equity                              64,972       55,368
                                            --------------------------
                                            $    122,641  $   111,581
                                            ==========================




                         ACTUATE CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                  Three Months Ended Nine Months Ended
                                    September 30,      September 30,
                                  ------------------ -----------------
                                    2006     2005     2006     2005
                                  --------- -------- -------- --------
Revenues:
 License fees                      $11,777  $ 8,894  $32,948  $26,647
 Services                           20,344   17,951   60,689   50,593
                                  --------- -------- -------- --------
Total revenues                      32,121   26,845   93,637   77,240
                                  --------- -------- -------- --------

Costs and expenses:
 Cost of license fees                  465      489    1,431    1,804
 Cost of services                    6,788    5,702   21,387   17,271
 Sales and marketing                11,879    9,411   35,586   26,564
 Research and development            5,166    4,011   15,776   12,370
 General and administrative          3,758    2,622   12,021    9,933
 Amortization of other intangibles     237       17      711      487
 In-process R&D                          -        -      900        -
 Restructuring charges                  16        4       16      751
                                  --------- -------- -------- --------
Total costs and expenses            28,309   22,256   87,828   69,180
                                  --------- -------- -------- --------
Income from operations               3,812    4,589    5,809    8,060
Interest and other income, net         636      376    1,314      909
                                  --------- -------- -------- --------
Income before income taxes           4,448    4,965    7,123    8,969
Provision for income taxes           1,745    1,225    3,303    1,507
                                  --------- -------- -------- --------
Net income                         $ 2,703  $ 3,740  $ 3,820  $ 7,462
                                  ========= ======== ======== ========
Basic net income per share         $  0.04  $  0.06  $  0.06  $  0.12
                                  ========= ======== ======== ========
Shares used in basic per share
 calculation                        60,317   60,513   60,280   61,351
                                  ========= ======== ======== ========
Diluted net income per share       $  0.04  $  0.06  $  0.06  $  0.12
                                  ========= ======== ======== ========
Shares used in diluted per share
 calculation                        66,157   62,313   66,191   63,366
                                  ========= ======== ======== ========




                         ACTUATE CORPORATION
        RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
                (in thousands, except per share data)
                             (unaudited)

                            Three Months          Nine Months
                                Ended                 Ended
                            September 30,   (a)   September 30,   (a)
                           --------------- ----- --------------- -----
                            2006    2005   Notes  2006    2005   Notes
                           ------- ------- ----- ------- ------- -----
GAAP income before income
 taxes                      4,448   4,965         7,123   8,969
Non-GAAP adjustments:
 Amortization of purchased
  technology                  164     115   (b)     492     799   (b)
 Amortization of other
  intangibles                 237      17   (c)     711     487   (c)
 Stock compensation expense
  under FAS123R             1,690       -   (d)   4,798       -   (d)
 In-process R&D                 -       -           900       -
 Legal costs related to the
  litigation with
  Microstrategy, Inc            -       -             -     186
 Restructuring charges         16       4   (e)      16     751   (e)
 Asset impairment               -      17   (f)       -     301   (f)
                           ------- -------       ------- -------
Non-GAAP income before
 income taxes               6,555   5,118        14,040  11,493
 Non-GAAP tax provision     1,967   1,535   (g)   4,212   3,926   (g)
                           ------- -------       ------- -------
Non-GAAP net income         4,588   3,583         9,828   7,567
                           ======= =======       ======= =======
Basic Non-GAAP net income
 per share                  $0.08   $0.06         $0.16   $0.12
                           ======= =======       ======= =======
Shares used in basic per
 share calculation         60,317  60,513   (h)  60,280  61,351   (h)
                           ======= =======       ======= =======
Diluted Non-GAAP net income
 per share                  $0.07   $0.06         $0.15   $0.12
                           ======= =======       ======= =======
Shares used in diluted per
 share calculation         66,841  62,313   (h)  67,068  63,366   (h)
                           ======= =======       ======= =======



(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Performancesoft, Nimble and Tidestone acquisition transactions on January of fiscal year 2006, July of fiscal year 2003 and May of fiscal year 2001, respectively. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions.
 Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Prior to January 1, 2006, Actuate accounted for stock compensation under Accounting Principles Board, Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, Actuate historically used the intrinsic value method to account for stock compensation expense. As of January 1, 2006 Actuate accounts for stock compensation expense under the fair value method. As Actuate adopted the modified prospective transition method, results for prior periods have not been restated under the fair value method for GAAP purposes. Actuate is presenting a non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended September 30, 2006, stock-based expense included approximately $221, $588, $316, and $565, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) Restructuring charges. These costs were directly related to our restructuring plan which we had initiated in the fourth quarter of fiscal year 2004 and primarily consisted of charges related to employee matters and estimated settlement costs stemming from employee litigation, partially offset by an early termination of the facility lease.

(f) Loss associated with a $500,000 investment in a privately held company in December, of fiscal year 2000. This investment was re-evaluated in the third quarter of fiscal year 2005 and an additional loss of $17,000 was recorded in the third quarter of fiscal 2005. Of the remaining balance totaling $199,000, approximately $180,000 was recovered in the fourth quarter of fiscal year 2005. The remaining balance was collected in October 2006.

(g) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. Prior to the quarter ended September 30, 2005, the Company used a normalized effective tax rate of 37.5%. Starting in the quarter ended September 30, 2005, the company began to use a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(h) Shares used in calculating basic and diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.




                         ACTUATE CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                             (unaudited)

                                                    Nine Months Ended
                                                      September 30,
                                                     2006      2005
                                                   -------------------
 Operating activities
  Net income                                       $  3,820  $  7,462
  Adjustments to reconcile net income to net cash
   from operating activities:
    Stock compensation expense                        4,798         -
    Amortization of other intangibles                 1,479     1,286
    Depreciation                                      1,264     1,538
    Tax benefit from exercise of stock options            -     1,513
    Purchased in-process research & development         900         -
    Restructuring charges                                16       751
    Net operating loss utilizations associated
     with prior acquisitions                            464         -
    Unrealized investment loss                            -       301
      Accounts receivable                              (343)    4,210
      Other current assets                            1,463      (495)
      Accounts payable                               (3,360)     (153)
      Accrued compensation                           (1,550)   (1,244)
      Other accrued liabilities                         (99)   (2,024)
      Deferred tax assets                                 4         -
      Income taxes payable                              (32)     (211)
      Deferred tax liabilities                           20         -
      Deferred rent liabilities                        (130)      (90)
      Restructuring liabilities                      (1,468)   (3,018)
      Deferred revenue                                2,392    (1,278)
                                                   -------------------
 Net cash provided by operating activities            9,638     8,548
                                                   -------------------

 Investing activities
      Purchases of property and equipment              (699)     (136)
      Proceeds from maturity of short-term
       investments                                   57,352    60,099
      Purchases of short-term investments           (47,524)  (58,764)
      Purchases of minority shares of Actuate
       Japan                                           (354)        -
      Acquisition of performancesoft, inc, net of
       cash acquired                                (15,504)        -
      Net change in other assets                       (965)     (130)
                                                   -------------------
 Net cash (used in) provided by investing
  activities                                         (7,694)    1,069
                                                   -------------------

 Financing activities
      Tax benefit from exercise of stock options      1,898         -
      Proceeds from issuance of common stock          2,061     1,667
      Stock repurchases                              (3,487)   (6,202)
                                                   -------------------
 Net cash provided by (used in) financing
  activities                                            472    (4,535)
                                                   -------------------
 Net increase in cash and cash equivalents            2,416     5,082
 Effect of exchange rate on cash                        434      (157)
 Cash and cash equivalents at the beginning of the
  period                                             12,490     7,341
                                                   -------------------
 Cash and cash equivalents at the end of the
  period                                           $ 15,340  $ 12,266
                                                   ===================


    CONTACT: Actuate Corporation
             Keren Ackerman, 650-837-4545
             kackerman@actuate.com